EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:	Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS INCREASED SECOND QUARTER EARNINGS

SEMINOLE, Florida - July 26, 2007 - Superior Uniform Group, Inc., (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2007, sales were $30,599,258, compared with 2006 second quarter sales of $31,504,585. Net income was $660,043 or $.10 per share (diluted), compared with net income of $629,668 or $.09 per share (diluted) in the 2006 second quarter.

For the six months ended June 30, 2007, sales were $60,292,324, compared with sales of $62,641,128 in the six months ended June 30, 2006. Net income for the six months ended June 30, 2007 was $784,638 or $.12 per share (diluted), versus net income of $1,181,894 or $.17 per share (diluted) in the first six months of 2006.

Michael Benstock, Chief Executive Officer, commented: “We are pleased to report an increase in our earnings this quarter. This improvement in earnings, despite a slight decrease in sales, is a result of our continued emphasis on reducing operating costs and improving our product sourcing. As we discussed in our earnings release for the first quarter, we were awarded contracts with several new large prestigious accounts that we began shipping at the end of the second quarter. These accounts will add significant volume to our business going forward. We anticipate reporting stronger revenues and continued improvement in our operating results through the balance of 2007.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, UniVogue™ and Sope Creek® – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Cleanroom and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

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Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

THREE MONTHS ENDED JUNE 30,

(Unaudited)

	2007	2006
Net sales	$30,599,258	$31,504,585

Costs and expenses:
Cost of goods sold	20,618,942	21,550,704
Selling and administrative expenses	8,855,892	8,858,648
Interest expense	84,381	115,565

	29,559,215	30,524,917

Earnings before taxes on income	1,040,043	979,668
Taxes on income	380,000	350,000

Net earnings	$660,043	$629,668

Basic net earnings per common share	$0.10	$0.09

Diluted net earnings per common share	$0.10	$0.09

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

SIX MONTHS ENDED JUNE 30,

(Unaudited)

	2007	2006
Net sales	$60,292,324	$62,641,128

Costs and expenses:
Cost of goods sold	40,465,044	42,582,114
Selling and administrative expenses	18,416,169	17,891,473
Interest expense	176,473	235,647

	59,057,686	60,709,234

Earnings before taxes on income	1,234,638	1,931,894
Taxes on income	450,000	750,000

Net earnings	$784,638	$1,181,894

Basic net earnings per common share	$0.12	$0.17

Diluted net earnings per common share	$0.12	$0.17

Dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JUNE 30,

(Unaudited)

	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,711,496	$4,841,570
Accounts receivable and other current assets	26,782,944	28,885,598
Inventories	35,919,638	34,036,505

TOTAL CURRENT ASSETS	67,414,078	67,763,673
PROPERTY, PLANT AND EQUIPMENT, NET	14,715,044	16,620,321
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	893,095	1,131,254
OTHER ASSETS	1,616,291	2,832,631

	$86,255,919	$89,965,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,825,704	$5,776,013
Accrued expenses	2,627,922	3,625,919
Current portion of long-term debt	1,497,889	1,729,909

TOTAL CURRENT LIABILITIES	10,951,515	11,131,841
LONG-TERM DEBT	1,439,337	2,937,226
LONG-TERM PENSION LIABILITY	1,123,415	—
OTHER LONG-TERM LIABILITIES	648,543	—
DEFERRED INCOME TAXES	365,000	809,000
SHAREHOLDERS’ EQUITY	71,728,109	75,087,223

	$86,255,919	$89,965,290